                                                                   Exhibit 10.52

         THIS LEASE AGREEMENT (the "Lease Agreement") is made and entered into at Columbus, Ohio, to be effective as of ___________, 1995, by and between Northeast Office Venture, Limited Liability Company, a Delaware limited liability company ("Landlord"), and M/I Schottenstein Homes, Inc., an Ohio corporation ("Tenant").

                                    RECITALS

         A. Landlord owns fee simple title to a certain tract of real property located in Columbus, Franklin County, Ohio, and Tenant desires to lease said real property from Landlord, together with an office building and related site improvements to be constructed thereon by Landlord.

         B. Landlord desires to construct an office building and related site improvements on said real property and to lease the same to Tenant.

         NOW, THEREFORE, for value received and in consideration of the terms, covenants and agreements herein contained, Landlord and Tenant hereby make the following agreement, intending to be legally bound hereby:

                                    ARTICLE 1

                           Definition of Certain Terms

         1.01. The term "Additional Lease Term" shall have the meaning set forth in Section 3.03 of this Lease Agreement.

         1.02. The term "Affiliate" means a Person who directly or indirectly controls, is controlled by, or is under common control with another Person. For purposes of this definition, a Person is deemed to control an entity of which he is a director, officer, member, or general partner, or in which he is the beneficial owner of 50% or more of its outstanding voting securities.

         1.03. The term "Approved Plans and Specifications" shall have the meaning set forth in Section 4.01 of this Lease Agreement.

         1.04. The term "Appurtenant Easements" shall have the meaning set forth in Section 2.02 of this Lease Agreement.

         1.05. The term "Base Rent" means the base rent as defined in Section
7.01 of this Lease Agreement.

         1.06. The term "Development Agreement" means that certain Development Agreement, of even date herewith, between Landlord and MORSO Holding Co. ("MORSO"), relating, among other things, to the construction of certain off-site improvements, a copy of which has been provided to Tenant.

         1.07. The term "Easton Project" means the approximately 950-acre mixed use (i.e., office, retail, commercial, etc.) project being developed by MORSO and The Georgetown Company in the southwest quadrant of the intersection of Interstate Route 270 and Morse Road in Columbus, Franklin County, Ohio, of which the Premises are a part.

         1.08. The term "Effective Date" means the date first set forth in this Lease Agreement.

         1.09. The term "Election Notice" shall have the meaning set forth in
Section 18.03 of this Lease Agreement.

         1.10. The term "Fee Mortgage" shall have the meaning set forth in
Section 17.02 of this Lease Agreement.

         1.11. The term "Fee Mortgagee" shall have the meaning set forth in
Section 17.02 of this Lease Agreement.

         1.12. The term "Fixtures" means all furniture, fixtures, machinery, equipment, works of art and trade fixtures which Tenant may purchase (conditionally or otherwise) or lease and hereafter cause to be installed, maintained or kept in or otherwise at the Premises for any purpose whatsoever.

         1.13. The term "Initial Lease Term" shall have the meaning set forth in
Section 3.01 of this Lease Agreement.

         1.14. The term "Lease Term" means the Initial Lease Term specified in
Section 3.01 of this Lease Agreement, plus the Additional Lease Term, if any, plus any period during which Tenant may be a tenant-at-sufferance under Section
3.03 of this Lease Agreement, or the shorter period expiring upon the date of earlier termination of this Lease Agreement by Landlord or by Tenant, as provided elsewhere in this Lease Agreement.

         1.15. The term "Lease Year" means the periods determined as follows:
(a) the first Lease Year shall commence on the Rent Commencement Date and shall end on the last day of the twelfth (12th) full calendar month next following the Rent

Commencement Date, and (b) each Lease Year thereafter shall run from the day after the date of termination of the preceding Lease Year and shall terminate on the anniversary date of the termination of the prior Lease Year, except that the last Lease Year shall end on the date this Lease Agreement shall expire or otherwise terminate.

         1.16. The term "Land" means that certain tract of real property containing 5.823 acres and which is more particularly described in the legal description set forth in Annex 1, attached to this Lease Agreement.

         1.17. The term "Landlord" means Northeast Office Venture, Limited Liability Company, and its successors and assigns.

         1.18. The term "Landlord Improvements" means the five-story, first class office building containing approximately 86,000 square feet of floor space, which Landlord shall cause to be constructed on the Land as provided in this Lease Agreement, together with all other site improvements which Landlord shall cause to be placed upon the Land, including, but not limited to, paved surface parking areas, the underground parking and storage areas, driveways, vehicular and pedestrian circulation areas, and landscaping. The Landlord Improvements include all the items described in the Plans and Specifications, but do not include any of the Tenant Improvements or Fixtures.

         1.19. The term "Non-Leased Parking Garage Area" means that portion of the Parking Garage located on the Land which is not included in the Premises and which is comprised of the parking spaces designated or described as the "Non-Leased Parking Spaces," together with that portion of the "Access Lane" which is adjacent to said spaces, all of which are delineated and designated on the drawing entitled "M/I Homes Office Building Partial Basement Plan," prepared by NBBJ, a copy of which is attached to this Lease Agreement as Annex 2 (the "Basement Floor Plan").

         1.20. The term "Oval District" means the approximately 73.9 acre development being developed and constructed by MORSO and The Georgetown Company, situated in the Easton Project and in which the Land is situated.

         1.21. The term "Parking Agreement" means that certain Parking Facility Operation and Maintenance Agreement, of even date herewith, among Landlord, Tenant and Limited Oval Office II, Inc. ("LOO II"), relating to the operation of the Parking Garage.

         1.22. The term "Parking Garage" means the integrated, below-grade parking garage, presently designed to have 79 parking spaces, a portion of which is included in the Landlord Improvements and the balance of which forms a part of the office building being constructed by LOO II on the real property adjoining the Land, including the entry ramp thereto.

         1.23. The term "Permitted Encumbrances" shall have the meaning set forth in Section 20.02 of this Lease Agreement.

         1.24. The term "Person" means any individual, partnership, corporation, firm, joint venture, or other entity, or any combination thereof.

         1.25. The term "Plans and Specifications" means all of the preliminary and final plans, drawings and specifications for the construction of the Landlord Improvements prepared or to be prepared by Gensler & Associates and NBBJ.

         1.26. The term "Premises" means the Land, together with: (a) all of the above-grade Landlord Improvements; (b) that portion of the Parking Garage which forms a part of the Landlord Improvements and which consists of the parking spaces designated or described as the "Leased Parking Spaces" on the Basement Floor Plan; (c) all of the other areas contained in the below-grade Landlord Improvements which are not included in the "Non-Leased Parking Garage Area"; and
(d) all of the Tenant Improvements.

         1.27. The term "REA" means that certain Reciprocal Easement Agreement, of even date herewith, between Landlord and LOO II, which creates certain reciprocal easements and other rights and obligations relating to the Premises and that certain 7.983 acre parcel of land located immediately west of the Premises, a copy of which has been provided to Tenant.

         1.28. The term "Rent Commencement Date" means sixty (60) calendar days following the Substantial Completion Date.

         1.29. The term "Reserved Easements" shall have the meaning set forth in
Section 2.03 of this Lease Agreement.

         1.30. The term "Scheduled Commencement Date" shall have the meaning set forth in Section 4.03 of this Lease Agreement.

         1.31. The term "Substantial Completion Date" shall have the meaning set forth in Section 4.04 of this Lease Agreement.

         1.32. The term "Tenant" means M/I Schottenstein Homes, Inc. and its successors and assigns.

         1.33. The term "Tenant Improvements" means all of the items and work described or to be described in the Tenant Plans.

         1.34. The term "Tenant Plans" shall have the meaning set forth in
Section 4.05 of this Lease Agreement.

                                    ARTICLE 2

                              Creation of Leasehold

         2.01. Demise. Upon the terms and conditions set forth in this Lease Agreement, Landlord does hereby demise and let unto Tenant, and Tenant does hereby lease and hire from Landlord, the Premises, together with the Appurtenant Easements, but subject to the Reserved Easements and Permitted Encumbrances.

         2.02. Appurtenant Easements. Landlord does hereby assign, grant and convey to Tenant, as easements appurtenant to the Premises, for and during the Lease Term (a) all of the easements and rights created in favor of the Premises pursuant to the Development Agreement and REA, and (b) a non-exclusive easement over that portion of the "Access Lane" contained within the Non-Leased Parking Garage Area, for the purpose of providing a means of ingress to and egress from the parking spaces in the Parking Garage which are included in the Premises.

         2.03. Reserved Easements. Landlord does hereby retain and reserve unto itself, and Tenant does hereby grant and convey to Landlord non-exclusive perpetual easements under, across and through the Premises for the purposes of constructing, installing, reconstructing, repairing, replacing, maintaining and using underground laterals and lines to be connected to those public utilities and appurtenant works, and connections which now or in the future may exist in the public thoroughfares or other portions of the Easton Project abutting the Premises, (herein collectively called the "Reserved Easements"); provided, however, that (i) such easements shall be used in such a manner as will not result in interference with the use and enjoyment of the Premises by Tenant for the purposes contemplated by this Lease Agreement, and (ii) if, as a result of Landlord's use of said easements for said purposes, Landlord shall damage the Premises, then Landlord shall promptly repair the damage and restore the Premises to its pre-existing condition.

         2.04. Certain Additional Rights. Landlord hereby assigns to Tenant the right, during the term of this Lease and concurrent with and not in derogation of Landlord's right, to enforce the provisions of the REA and Development Agreement against Limited Oval Office II, Inc. and MORSO Holding Co., respctively. In addition, pursuant to Section 3.2 of the Declaration (as hereinafter defined), Landlord hereby assigns to Tenant the Landlord's right, during the term of this Lease, to vote on all matters as to which a Member (as defined in the Declaration) is entitled to vote pursuant to the terms and provisions of the Declaration.

                                    ARTICLE 3

                                   Lease Term

         3.01. Initial Lease Term. The initial term of this Lease (the "Initial Lease Term") shall commence on the Rent Commencement Date and shall be for a period of twenty (20) Lease Years, unless sooner terminated, as provided elsewhere in this Lease Agreement. Landlord and Tenant agree to execute a writing establishing the commencement and termination dates of the Initial Lease Term as soon as said dates have been determined.

         3.02. Additional Lease Term

         (A) Renewal Options. Landlord does hereby grant to Tenant the right and option to extend the Initial Lease Term for six (6) additional periods of five
(5) years each (with each such five-year period being herein called a "Renewal Term," and with all of such Renewal Terms being sometimes herein collectively called the "Additional Lease Term"), beginning on the day immediately following the expiration of the Initial Lease Term or the then current Renewal Term, as appropriate, upon the same terms, conditions, covenants and provisions as are provided in this Lease Agreement, except that the annual Base Rent payable during the Additional Term shall be determined in accordance with the provisions of Section 3.02(B) of this Lease Agreement.

         If Tenant intends to exercise a renewal option, then Tenant shall give to Landlord written notice of such intention not less than fifteen (15) months prior to the expiration of the Initial Lease Term or the then current Renewal Term, as appropriate. If an Event of Default has occurred under this Lease Agreement at the time Tenant gives notice of its intention to exercise a renewal option, or at the time the Renewal Term is otherwise scheduled to commence, and if Tenant does not cure such Event of Default in accordance with the provisions of Section 18.01, then the renewal option shall be invalid, and Tenant shall not be permitted to exercise it. If Landlord and Tenant dispute whether an Event of Default has occurred, the then current term hereof shall be automatically extended until a determination is made by a court of competent jurisdiction, or if the parties so elect, by arbitration in accordance with the procedures set forth in Article 25 hereof. The Base Rent to be paid during any such automatic extension shall be the Base Rent determined in accordance with Section 3.02(B).

         Tenant shall have a period of thirty (30) calendar days following the determination of the Base Rent, as provided in Section 3.02(B), within which to affirm or disaffirm its exercise of such renewal option. If Tenant disaffirms its exercise of such renewal option, the term of this Lease Agreement shall expire in accordance with the terms hereof. If Tenant fails to affirm or disaffirm its exercise of such renewal option within said 30-day period, Tenant shall be conclusively deemed to have disaffirmed such exercise.

         (B) Base Rent During Renewal Terms. The Base Rent payable during each Renewal Term shall be such amount of money as may be agreed upon between the parties, as being equal to 90% of the "fair market rental" rate for buildings of comparable size, quality and location, and tenants of comparable size and credit in central Ohio, prevailing at the time Tenant gives notice of its election to exercise the renewal option, or as otherwise being acceptable to both parties. In the absence of any such agreement, the Base Rent shall be determined as follows: the parties shall first attempt to agree upon the appointment of one real estate professional who, if so selected by the parties, shall, within 30 days after his appointment, establish the Base Rent for the Renewal Term by first determining the fair market rental rate for the Premises, and then taking 90% of that amount, which shall be the new Base Rent for the Renewal Term; provided, however, that the Base Rent for the first Renewal Term shall not be less than the Base Rent in effect for the last Lease Year of the Initial Lease Term, and the Base Rent for each succeeding Renewal Term shall not be less than the Base Rent in effect for the last Lease Year of the preceding Renewal Term.

         If the parties are unable to agree upon the appointment of one real estate professional within fifteen (15) days after Tenant gives notice of its election to exercise the renewal option, as contemplated by the preceding paragraph, then, not later than ten (10) days following the expiration of said 15-day period, each party shall designate, in a writing delivered to the other, a real estate professional to act on its behalf. The real estate professionals so chosen shall meet within ten (10) days after the last is so selected and shall, within ten (10) days thereafter, select a third real estate professional. All three such real estate professionals shall independently determine the Base Rent for the Renewal Term. The fair market rental rate for the Premises shall be equal to the average of the two (2) closest amounts as determined by such real estate professionals. Based on such fair market rental rate, the Base Rent for the Renewal Term shall be determined in the same manner as is set forth in the first paragraph of this Section 3.02(B). The fees of all of the real estate professionals chosen under this Section 3.02(B) shall be shared equally by the parties. For purposes of this Section 3.02(B), a "real estate professional" is defined as either (i) a real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the appraisal of office and commercial properties in the Columbus, Ohio, metropolitan area, or
(ii) a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of office and commercial properties in the Columbus, Ohio, metropolitan area.

         3.03. Lease Hold-Over Provisions. If Tenant remains in possession of the Premises after the expiration of the Lease Term, Tenant shall be deemed to be a tenant-at-sufferance.

         3.04. Failure to Give Notice of Election. In the event Tenant fails to deliver timely notice of an exercise of its option to renew for any Renewal Term, then such right of renewal shall not terminate unless and until Landlord delivers to Tenant written notice of such failure and Tenant fails, within thirty (30) days of the receipt of such notice, to deliver to Landlord written notice of its election to exercise its renewal option.

                                    ARTICLE 4

                       Design and Construction of Landlord
                      Improvements and Tenant Improvements

         4.01. Plans and Specifications. The parties acknowledge that Tenant is a "member" in Landlord, and that, pursuant to the provisions of Landlord's "Limited Liability Company Agreement" of even date herewith (herein called the "Operating Agreement"), Tenant, in its capacity as such member, has the right to review and approve all of the Plans and Specifications. Following approval of the Plans and

Specifications by all of the members in Landlord (such plans, as so approved, being herein called the "Approved Plans and Specifications), any changes thereto must likewise be approved by Tenant pursuant to the Operating Agreement. Accordingly, Tenant's rights to review and approve the Plans and Specifications shall be governed by the provisions of the Operating Agreement, and Tenant shall have no additional rights to review and approve the Plans and Specifications under this Lease Agreement.

         4.02. Development of the Landlord Improvements. Landlord shall proceed, with due diligence and in a continual manner, to cause the Landlord Improvements to be developed and constructed in a good and workmanlike manner and in substantial accordance with the Approved Plans and Specifications.

         4.03. Commencement of Construction of the Landlord Improvements.

         (A) Landlord shall cause construction of the Landlord Improvements to commence not later than thirty (30) calendar days following the Effective Date hereof (the "Scheduled Commencement Date").

         (B) In the event that Landlord shall have failed to commence construction of the Landlord Improvements on or before the Scheduled Commencement Date, then Tenant shall have the right and option, exercisable by written notice to Landlord prior to the date actual construction commences, but not later than thirty (30) calendar days following the Scheduled Commencement Date, to terminate this Lease Agreement and the Lease Term, whereupon both parties shall be released from all further obligations and liability hereunder, without prejudice to any rights or remedies either may have against the other for damages caused by such failure.

         On the date that construction of the Landlord Improvements actually shall be commenced, Landlord and Tenant shall enter into a writing to be signed by both Landlord and Tenant and to be in form and substance satisfactory to both Landlord and Tenant, wherein the actual date of such commencement of construction shall be set forth.

         4.04. Completion of Construction of the Landlord Improvements and Certain Off-Site Improvements. Except as extended by reason of operation of
Article 24 hereof, Landlord shall cause the Landlord Improvements, and those off-site improvements defined and described in Section 1.01 of the Development Agreement as the "Infrastructure" (herein called the

"Infrastructure"), to be substantially completed not later than four hundred eighty (480) days following the Scheduled Commencement Date. The Landlord Improvements shall be deemed to be substantially completed only after the work called for in the Plans and Specifications has been completed (with the exception of punchlist and punchlist-type items) in accordance with such Plans and Specifications; and NBBJ has issued a "Certificate of Substantial Completion" therefor. The Infrastructure shall be deemed to be substantially completed only after Evans, Mechwart, Hambleton & Tilton, Inc. ("EMH&T") has certified such substantial completion to both Landlord and Tenant. The date the last of such certificates are issued shall be the "Substantial Completion Date" for all purposes hereunder, and Landlord and Tenant shall enter into a writing to be signed by both Landlord and Tenant and to be in form and substance satisfactory to both Landlord and Tenant, wherein the Substantial Completion Date shall be set forth and identified as such.

         Landlord shall, in connection with the construction of the Landlord Improvements, comply with, and Landlord shall cause, in connection with the construction of the Parking Garage and Infrastructure, the compliance with all applicable laws, ordinances, rules and regulations, and shall obtain all permits and approvals required or necessary thereunder, in order for Landlord to perform its work hereunder.

         Anything contained in this Lease Agreement to the contrary notwithstanding, no delay of any kind or character in the completion of construction of the Landlord Improvements shall give rise to any right in Tenant to terminate this Lease Agreement.

         4.05. Plans and Specifications for Tenant Improvements. In coordination with Landlord's preparation of the Plans and Specifications, Tenant, at Landlord's sole cost and expense, shall prepare all necessary plans and specifications for the design and construction of the Tenant Improvements (herein called the "Tenant Plans"). Tenant shall cause its design professionals to consult with Landlord's design professionals so that the Tenant Improvements will create a level of finish and an ambiance equal to or better than that of the Landlord Improvements. The Tenant Plans shall be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or refuse to give. Any changes to the Tenant Plans, once approved by Landlord, shall likewise be subject to review and approval by Landlord, which approval Landlord shall not unreasonably delay or refuse to give. Tenant shall cause the construction and installation of the Tenant Improvements to be in compliance with such approved Tenant Plans.

         4.06. Notice of Substantial Completion of the Landlord Improvements and Infrastructure; Entry by Tenant. Landlord shall notify Tenant, in writing, when construction of the Landlord Improvements and Infrastructure has been substantially completed. Upon receipt of such notice, Landlord shall permit Tenant reasonable access to the Premises for the construction and installation of the Tenant Improvements. Notwithstanding the foregoing, if Tenant uses the same contractor to construct the Tenant Improvements as Landlord uses to construct the Landlord Improvements, then Landlord shall permit Tenant reasonable access to the Premises at the earliest possible time (whether or not construction of the Landlord Improvements is substantially completed) to commence construction and installation of the Tenant Improvements. In either case (i.e., whether or not construction of the Landlord Improvements has been substantially completed when Tenant is granted access), such access shall be at Tenant's own risk, shall not interfere with or delay completion of the Landlord Improvements by Landlord, and shall be only after Tenant has obtained the insurance required under this Lease Agreement. Tenant shall, in connection with the construction and installation of the Tenant Improvements, comply with all applicable laws, ordinances, rules and regulations and shall obtain all permits and approvals required or necessary thereunder in order for Tenant to perform its work hereunder.

         4.07. Rights During Construction.

         (a) Tenant's Rights. At all times prior to the Substantial Completion Date, Tenant, at its option, but only during normal business hours, shall have the right, but not the obligation, to enter upon the Premises to inspect the Premises and the Landlord Improvements, for the purpose of determining that the construction of the Landlord Improvements is proceeding in substantial accordance with the Approved Plans and Specifications and the terms of this Lease Agreement; provided that any such inspections shall not unreasonably interfere with the activities of Landlord or its agents or contractors in or on the Premises, nor cause or result in any damage to the Premises or the Landlord Improvements.

         (b) Landlord's Rights. At all times prior to the completion of construction and installation of the Tenant Improvements, Landlord, at its option, but only during normal business hours, shall have the right, but not the obligation, to enter upon the Premises to inspect the Premises and the Tenant Improvements, for the purpose of determining that the construction of the Tenant Improvements is proceeding in substantial accordance with the Tenant Plans and the terms of this Lease Agreement; provided that any such inspections shall not unreasonably interfere with the activities of Tenant or its agents or contractors in or on the Premises, nor cause or result in any damage to the Premises or the Tenant Improvements.

         4.08. Landlord's Contribution to Construction of Tenant Improvements. Of the costs incurred by Tenant to construct the Tenant Improvements (the "Work Costs"), Landlord agrees to pay to Tenant the sum of Two Million One Hundred Fifty Thousand Dollars ($2,150,000.00) (the "Allowance"). Any Work Costs in excess of the Allowance shall be paid by Tenant. If the Allowance exceeds the Work Costs, such excess shall nevertheless be paid to Tenant at such time as the Tenant Improvements are complete.

         The Allowance shall be paid by Landlord toward the first invoices received for the construction of the Tenant Improvements, and shall be paid in accordance with the following procedures:

         (a) Tenant shall provide Landlord, not more often than once per calendar month, with an invoice (on a form reasonably acceptable to Landlord) prepared and certified by Tenant's chief financial officer, setting forth the Work Costs payable since the last such invoice, and certifying that all disbursements theretofore made under this Section 4.08 have been applied toward payment of the Work Costs covered by and described in the previous invoices.

         (b) Landlord shall pay to Tenant, within five (5) business days of receipt of the documentation described in Section 4.08(a), the Work Costs set forth on the invoice. Upon exhaustion of the Allowance, it shall become Tenant's responsibility to pay the Work Costs, and Tenant shall provide Landlord with evidence of such payment.

         The foregoing payment procedures are subject to the review and approval of Landlord's construction lender, and if such lender imposes additional disbursement requirements, such additional requirements shall be followed.

         4.09. Additional Construction Provisions. In addition to the other provisions set forth in this Article 4, Landlord and Tenant agree that:

         (A) Each shall require all contractors retained by it to take any and all safety measures reasonably required to protect Landlord and Tenant and their respective agents, contractors and employees from injury or damage caused by or resulting from the performance of the construction of the Landlord and Tenant Improvements;

         (B) All construction contracts, in connection with the Landlord and Tenant Improvements, shall contain provisions that obligate the contractors to
(i) carry public liability and property damage insurance, with the limitations set forth in Section 12.03 of this Lease Agreement, naming Landlord and Tenant as additional insureds; (ii) indemnify, defend and hold harmless Landlord and Tenant from and against any claims, cost, loss, expense (including attorneys' fees), liabilities and damages any of them may suffer on account of the negligence of the contractor; and (iii) carry workers' compensation insurance;

         (C) The review and approval by Landlord of the Tenant Plans for the Tenant Improvements, pursuant to this Article 4, is solely for the benefit of Landlord, and, in reviewing and approving the same, Landlord assumes no liability for the design of the Tenant Improvements or the adequacy thereof, nor shall such review or approval by Landlord release Tenant from any obligation or liability in respect thereof;

         (D) The review and approval by Tenant of the Plans and Specifications for the Landlord Improvements, pursuant to the Operating Agreement, is solely for the benefit of Tenant, and, in reviewing and approving the same, Tenant assumes no liability for the design of the Landlord Improvements or the adequacy thereof, nor shall such review or approval by Tenant release Landlord from any obligation or liability in respect thereof;

         (E) Upon Landlord's request, from time to time and in any event upon final completion of the Tenant Improvements, Tenant shall promptly submit to Landlord then-current copies of any and all plans, specifications and/or working drawings relative to the Tenant Improvements which have not been previously submitted to Landlord pursuant to other provisions of this Lease Agreement; and

         (F) All items of Tenant Improvements, whether or not the cost thereof is covered by the Allowance, shall become the property of Landlord upon expiration or earlier termination of this Lease Agreement, and shall remain on the Premises at all times during the term hereof.

                                    ARTICLE 5

                              Ownership of Fixtures

         All of the Fixtures (as distinguished from the Tenant Improvements) shall remain the property of Tenant and shall be removable at any time, including upon the expiration of the Lease Term; provided that Tenant shall repair any damage to the Premises caused by the removal of the Fixtures.

                                    ARTICLE 6

                                      Liens

         6.01. Indemnity; Removal of Liens. At all times during the Lease Term, Tenant agrees to and shall indemnify, defend, save and hold harmless Landlord from and against any and all loss, damage, liability, expense or claim whatsoever (including reasonable fees of attorneys, paralegals, experts, court reporters and others), arising by reason of any claim or lien, including, without limitation, any judgment lien, tax lien or vendor's lien, or any mechanic's lien, laborer's lien, materialmen's lien, or other similar lien or claim based upon or arising out of the furnishing of materials, fuel, machinery, supplies or labor to or in respect of the Tenant Improvements or the Premises, and not expressly contracted for in writing by Landlord. In the event any such lien is filed, Tenant shall cause any such lien to be discharged, at its sole cost and expense, within sixty (60) days after Tenant shall have notice of the existence of any suit, action, or other proceeding to foreclose the lien or to seek execution in respect thereof, unless such lien and the claim occasioning it both are contested or litigated in good faith by Tenant, at its sole cost and expense, and Tenant shall have posted, at its sole cost and expense, a bond (with surety) or other security satisfactory to Landlord, sufficient to insure that upon final determination of the validity of the lien or claim, any final judgment rendered against Tenant or Landlord, together with all related costs and charges, will be fully paid.

         At all times during the Lease Term, Landlord agrees to and shall indemnify, defend, save and hold harmless Tenant from and against any and all loss, damage, liability, expense or claim whatsoever (including reasonable fees of attorneys, paralegals, experts, court reporters and others), affecting Tenant's leasehold interest in the Premises and arising by reason of any claim or lien, including, without limitation, any judgment lien, tax lien or vendor's lien, or any mechanic's lien, laborer's lien, materialmen's lien, or other similar lien or claim based upon or arising out of the furnishing of materials, fuel, machinery, suppliers or labor to or in respect of the Landlord Improvements, and not expressly contracted for in writing by Tenant. In the event any such lien is filed, Landlord shall cause such lien to be discharged, at its sole cost and expense, within sixty (60) days after Landlord shall have notice of the existence of any suit, action or other proceeding to foreclose the lien or to seek execution in respect thereof, unless such lien and the claim occasioning it both are contested or litigated in good faith by Landlord, at its sole cost and expense, and Landlord shall have posted, at its sole cost and expense, a bond (with surety) or other security satisfactory to Tenant, sufficient to ensure that upon final determination of the validity of the lien or claim, any final judgment rendered against Landlord or Tenant, together with all related costs and charges, will be fully paid.

         6.02. Liens Prohibited. Nothing in this Lease Agreement shall be construed as constituting the express or implied consent or request of Landlord to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials, fuel, machinery or supplies, or any specific improvements, alteration of or repair to the Premises, or any improvement thereto, nor as giving Tenant any right, power or authority to act as agent of Landlord or to contract for, or to permit the performance or furnishing of, any labor, material, fuel, machinery or supplies on any basis, which would entitle any person to assert and/or perfect a mechanic's lien or other claim encumbering the Premises and/or the interests of Landlord in the Premises. Landlord may (but shall not be required to) post and maintain at the Premises any notices which Landlord may deem appropriate for the protection of the Premises, from efforts by others to perfect or assert mechanics' liens or other claims in respect of the Premises.

         Nothing in this Lease Agreement shall be construed as constituting the express or implied consent or request of Tenant to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials, fuel, machinery or supplies, or any specific improvements, alteration of or repair to the Premises, or any improvement thereto, nor as giving Landlord any right, power or authority to act as agent of Tenant or to contract for, or to permit the performance or furnishing of, any labor, material, fuel, machinery or supplies on any basis, which would entitle any person to assert and/or perfect a mechanic's lien or other claim encumbering Tenant's leasehold estate in the Premises. Tenant may (but shall not be required to) post and maintain at the Premises any notices which Tenant may deem appropriate for the protection of Tenant's leasehold estate in the Premises, from efforts by others to perfect or assert mechanics' liens or other claims in respect of Tenant's leasehold estate in the Premises.

                                    ARTICLE 7

                             Rent and Other Payments

         7.01. Base Rent. Tenant shall pay to Landlord, as base rent ("Base Rent") for the Premises during the Initial Lease Term, an annual sum as set forth on the Base Rent Schedule attached hereto as Annex 3. Base Rent shall be payable in equal consecutive monthly installments equal to one-twelfth (1/12th) of the annual Base Rent, in advance, on or before the first day of each and every calendar month during the Initial Lease Term, commencing on the Rent Commencement Date; provided, however, that if the Rent Commencement Date shall be a day other than the first day of a calendar month, the Base Rent installment for such first fractional month shall be prorated on the basis of the number of days during such month this Lease Agreement was in effect in relation to the total number of days in such month.

         7.02. Rent to Be Net to Lessor. Except as otherwise specifically provided herein, it is the intention of the parties that all amounts of rent (by any name and in any form) payable hereunder shall be net to Landlord so that this Lease Agreement shall yield to Landlord the net rent specified herein during the Lease Term, and so that all costs, expenses and obligations of every kind and nature whatsoever relating to the Premises shall be paid by Tenant.

                                    ARTICLE 8

             Taxes, Assessments, Service Charges and Other Payments

         8.01. Taxes and Assessments.

         (A) Subject to the provisions of Section 8.02, commencing on the Rent Commencement Date and continuing at all times thereafter during the Lease Term, Tenant shall be responsible for and shall pay, when due, all intangible, personal, sales, personal property and real estate taxes and assessments, both general and special, and all other charges of any kind levied, assessed, charged, taxed or imposed by any governmental authority upon or in respect of the Premises, the Fixtures, and/or any other property, fixtures or improvements now or hereafter situated upon the Land, including any tax or excise on rents levied or assessed by the State of Ohio or any political subdivision thereof against Landlord in respect of the Base Rent or any other rent payable hereunder in any form, as a substitution in whole or in part for taxes assessed or imposed by said state or any political subdivision thereof on land and buildings or on land or buildings; provided, however, the foregoing obligations shall not include or require Tenant to pay any form of income tax imposed on Landlord.

         (B) On the Rent Commencement Date, (i) Landlord shall pay or shall have paid to the taxing authorities all then delinquent or due and payable real estate taxes in respect of the Premises, and all installments of assessments which are then due and payable, and (ii) Landlord shall pay to Tenant, or credit against the Base Rent payment next payable, a portion of the real estate taxes which then constitute a lien, but which are not yet due and payable in respect of the Premises, prorated through the Rent Commencement Date.

         (C) Upon expiration or termination of this Lease Agreement, real estate taxes and assessments due or payable, or which are or become a lien upon or in respect of the Premises and/or any other property, fixtures or improvements situated upon the Land, shall be prorated to the date of expiration or termination of this Lease Agreement.

         (D) The parties recognize that the Premises are part of a larger tax parcel (herein called the "Existing Tax Parcel") and that real estate taxes are therefore assessed on the Existing Tax Parcel and are not separately apportioned to the Premises and the remaining portions of the Existing Tax Parcel. Accordingly, until such time as the Franklin County Auditor separately assesses the Premises for real estate tax purposes, Tenant shall only be obligated to pay a pro rata portion of the real estate taxes and assessments levied on the Existing Tax Parcel. Such pro rata portion shall be equal to (a) 100% of the taxes attributable to the value of the Improvements, plus (b) a portion of the taxes attributable to the value of the land contained in the Existing Tax Parcel, equal to the product of (i) said taxes, and (ii) a fraction, the numerator of which is the number of acres contained in the Premises and the denominator of which is the number of acres in the Existing Tax Parcel. Landlord shall cause the real estate taxes and assessments on the balance of the Existing Tax Parcel to be paid by the owner thereof, and will indemnify and hold Tenant harmless from and against any claims or damages suffered by Tenant as a result of such owner's failure to pay such taxes and assessments.

         (E) The proration(s) of said real estate taxes, as provided for in Sections 8.01(B)(ii) and (C) above, shall be based upon a 365-day year and the most recently-available tax rates and valuations; provided that, at such time as final tax rates and valuations are determined by the taxing authorities for the period(s) of time in question, real estate taxes shall be reprorated based upon said final tax rates and valuations, and adjustment amounts, if any, shall be paid promptly to the entitled party.

         8.02. Tax Abatement. Tenant acknowledges that it has received and reviewed copies of Columbus City Council Resolution No. 62X-87 and Columbus City Council Resolution No. 172X-92 which relate to the Amended Stelzer/Stygler Road Community Reinvestment Area (the "CRA"), and that Tenant has made its own independent determination that the Premises is situated in the CRA. Landlord agrees to file an application for, and use commercially reasonable efforts to obtain, an exemption from real property taxation for the Landlord Improvements and Tenant Improvements, pursuant to Section 3735.67 of the Ohio Revised Code. Landlord shall be the party primarily responsible for the filing of the application for tax exemption, and Landlord shall pay all of the costs and expenses associated therewith. Tenant agrees to cooperate with Landlord in pursuing such filing. If for any reason such exemption is not granted, the increased tax burden occasioned thereby shall be borne 100% by Landlord.

         8.03. Right to Contest Taxes or Other Charges. Tenant may (but shall not be required to) contest, in its or in the name of Landlord, the amount or validity of any taxes, assessments or other charges which Tenant is required to pay as provided in this Article 8, or to apply for the reduction thereof. Landlord shall notify (or shall, in good faith, use all reasonable efforts to make all necessary arrangements to have the appropriate governmental authorities notify) Tenant of any new or increased taxes, assessments, or other charges which Tenant is obligated to pay under this Article 8, in sufficient time to permit Tenant to contest or appeal the same or to seek reassessment in respect thereof. Landlord shall, upon request by Tenant, execute or join in executing all such documents as are necessary or desirable in connection with any such contest or appeal, and Landlord shall, upon request by Tenant and at Tenant's sole cost and expense, join and actively participate in prosecuting any such proceeding.

         8.04. Tax and Other Statements. Landlord and Tenant shall, in good faith, exercise all reasonable efforts to make all necessary arrangements to have the appropriate governmental authorities send directly to Tenant all pertinent statements and bills in respect of taxes, assessments, and other charges to be paid by Tenant as provided in this Article 8, and Tenant shall, not later than the date such payments are due, furnish to Landlord written evidence of the payment by Tenant of any and all such statements and bills. If tax bills are received by Landlord, Landlord shall promptly forward the bills to Tenant.

         8.05. Owners' Association Assessments. Subject to the cap set forth below, commencing on the date the Additional Infrastructure (as such term is defined in Section 1.02 of the Development Agreement) is substantially completed (the "Infrastructure Completion Date"), and continuing at all time thereafter during the Lease Term, Tenant shall be responsible for, and shall pay when due, all installments of owners' association assessments ("Assessments") imposed by the owners' association created by the Declaration (as defined in Section 20.02 hereof), upon or in respect of the Premises. The amount of Assessments for which Tenant shall be responsible in any Lease Year shall not (subject to adjustment as hereinafter set forth) exceed $.25 per square foot of gross floor area contained in the Landlord Improvements, and any excess shall be paid by Landlord. Said $.25 per square foot Assessment cap shall be adjusted annually at the end of each Lease Year following the Infrastructure Completion Date (to be effective during the ensuing Lease Year) by multiplying said Assessment cap by a fraction, the denominator of which shall be the index level of the Consumer Price Index for All Urban Consumers (CPI-U), all items index (Base 1982-84 =
100), for the North Central Region (Size Class A), as published by the Bureau of Labor Statistics of the United States Department of Labor ("CPI"), applicable on the Infrastructure Completion Date, and the numerator of which shall be the most recent CPI level available on the first day of the Lease Year for which the adjustment is being made. For purposes of this Section 8.05, construction of the Additional Infrastructure shall be deemed substantially complete when the work called for in the plans and specifications therefor has been completed (with the exception of punchlist and punchlist-type items) in accordance with such plans and specifications (excluding any seasonal plantings that may be included in the landscaping component of the Additional Infrastructure) and EMH&T has certified such substantial completion to both Landlord and Tenant.

                                    ARTICLE 9

                          Utilities Service and Charges

         9.01. Water, Sewer, Gas, Electric and Telephone Service. Landlord shall cause facilities providing water service, storm sewer service, sanitary sewer service, gas service, electric service and telephone service, in capacities sufficient to service the Premises, to be connected to the Premises in the manner and to the extent provided in the Approved Plans and Specifications. Thereafter, Tenant, at its sole cost and expense, shall be responsible for maintaining all such facilities. Landlord shall pay all fees and charges normally charged by the utility service providers to tap into and otherwise access such utility services, with such fees and charges being included in the Development Costs.

         9.02. Utility Charges. On and after the Substantial Completion Date and thereafter throughout the Lease Term, Tenant shall contract, in its own name, and pay for all charges for gas, water, electricity, sewer, and other utility services furnished to the Premises or to Tenant.

                                   ARTICLE 10

                                 Project Charges

         Landlord shall pay, when due, all inspection fees, permit fees, and other fees charged by the City of Columbus or others in connection with the construction of the Landlord Improvements. Tenant shall pay, when due, all inspection fees, permit fees, and other fees charged by the City of Columbus or others in connection with the construction of the Tenant Improvements.

                                   ARTICLE 11

                                 Indemnification

         11.01. Indemnification. From and after the Substantial Completion Date (and except for injuries, deaths, losses, damages, or other matters resulting from the acts or omissions of Landlord or of the agents or employees thereof), Tenant shall indemnify Landlord and save it harmless from and against all loss, liability, damage, actions, causes of action or claims for injury, death, loss or damage of whatever nature to any Person, property or business interest caused by or resulting from any event or occurrence in, on or about the Premises, or resulting from the occupancy or use of the Premises and/or the Appurtenant Easements by Tenant or agents, employees, customers, servants, licensees, tenants, subtenants, guests or invitees of Tenant, or from the use by Tenant of the property of other Persons pursuant to rights granted to Tenant by or in connection with this Lease Agreement or other agreements, and from and against any and all costs, expenses or liabilities (including reasonable fees of attorneys, paralegals, experts, court reporters and others) incurred by Landlord in connection with any claim, action or proceeding in respect of any such loss, liability, damage or claim.

         Prior to the Substantial Completion Date (and except for injuries, deaths, losses, damages, or other matters resulting from the acts or omissions of Tenant or of the agents or employees thereof), Landlord shall indemnify Tenant and save it harmless from and against all loss, liability, damage, actions, causes of action or claims for injury, death, loss or damage of whatever nature to any Person, property or business interest caused by or resulting from any event or occurrence in, on or about the Premises, or resulting from the construction of the Landlord Improvements by Landlord or the contractors of Landlord, and from and against any and all costs, expenses or liabilities (including reasonable fees of attorneys, paralegals, experts, court reporters and others) incurred by Tenant in connection with any claim, action or proceeding in respect of any such loss, liability, damage or claim.

         11.02. Procedures. In the event that any claim is asserted, or any action or proceeding is instituted, against a party (the "indemnified party") by reason of any event or occurrence in respect of which the other party (the "indemnifying party") is to provide indemnity as provided in Section 11.01 of this Lease Agreement:

         (A) The indemnifying party shall, if requested in writing by the indemnified party, cause such claim, action or proceeding to be resisted, defended and resolved, at the indemnifying party's sole cost and expense, and, by legal counsel, to be approved by the indemnified party, which approval shall not be unreasonably withheld or delayed; or

         (B) In the event that the indemnifying party shall fail to engage legal counsel within thirty (30) days after the written request contemplated by clause
(A) above, the indemnified party may cause such claim, action or proceeding to be resisted and defended by legal counsel designated by the indemnified party, in which event the indemnifying party shall reimburse the indemnified party, upon demand made from time to time, for the costs thereby incurred by the indemnified party (including the reasonable fees of attorneys, paralegals, experts, court reporters and others) and reasonable amounts paid to resolve any such claim, action or proceeding.

                                   ARTICLE 12

                                    Insurance

         12.01. Public Liability Insurance. At all times on and after the Substantial Completion Date and during the Lease Term, Tenant shall carry and maintain Broad Form Comprehensive or Commercial General liability insurance, written on an occurrence basis, against claims for personal injury or death or property damage occurring on or about the Premises and Non-Leased Parking Garage Area, with financially responsible insurers acceptable to Landlord and authorized to transact insurance business in the State of Ohio, with a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence, which insurance shall contain a contractual liability endorsement covering the matters set forth in Section 11.01 of this Lease Agreement. Such insurance policy shall name Landlord as an additional insured. Notwithstanding anything contained in this Section 12.01 to the contrary, and in recognition of the length of the Lease Term, Landlord shall have the right, from time to time, but not more often than once in any five (5) year period, based upon community custom and a standard of reasonableness, to re-establish, by written notice to Tenant, minimum insurance amounts in excess of those set forth above in this
Section 12.01.

         12.02. Casualty Insurance. At all times on and after the Substantial Completion Date and during the Lease Term, Tenant shall keep the Landlord Improvements, the Tenant Improvements and the Fixtures insured, with financially responsible insurers acceptable to Landlord and authorized to transact insurance business in the State of Ohio, against all loss or damage by fire, vandalism, malicious mischief, and all other hazards, risks and perils (except for earthquakes and floods) in respect of which extended coverage and "all risk" insurance is available, in an amount equal to 100% of the replacement cost of the Landlord Improvements, the Tenant Improvements, and the Fixtures. If such insurance coverage has a deductible clause, the deductible amount (on a per occurrence basis) shall be mutually agreed upon by Landlord and Tenant, and Tenant shall be responsible for such deductible amount in the event of an insured loss. Such replacement cost shall be determined from time to time, but not more frequently than once in any 36 consecutive calendar months, at the request of Landlord, by the insurer or, at the option of Landlord, by an appraiser or architect who shall be mutually and reasonably acceptable to Landlord and Tenant. No omission on the part of Landlord to request any such determination shall relieve Tenant of its obligations under this Section 12.02.

         12.03. Insurance During Construction. During the construction of the Landlord Improvements and up to the Substantial Completion Date, Landlord shall obtain, at its sole expense, carry and maintain, or cause to be carried and maintained, with financially responsible insurers authorized to transact insurance business in the State of Ohio, Builder's Risk Insurance in the full amount of the replacement cost of the work being performed, and comprehensive general public liability insurance against claims for personal injury or death or property damage occurring on or about the Premises and the Non-Leased Parking Garage Area, with a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence.

         During the construction of the Tenant Improvements and up to the completion thereof, Tenant shall obtain, at its sole expense, carry and maintain, or cause to be carried and maintained, with financially responsible insurers licensed to transact insurance business in the State of Ohio, Builder's Risk Insurance in the full amount of the replacement cost of the work being performed, and comprehensive general public liability insurance against claims for personal injury or death or property damage occurring on or about the Premises and the Non-Leased Parking Garage Area, with a combined single limit of not less than Five Million Dollars ($5,000,000.00) per occurrence.

         12.04. Rental Value Insurance. On and after the Rent Commencement Date and at all times during the Lease Term, Tenant shall keep and maintain, in the name of Landlord, with loss payable to Landlord and any Fee Mortgagee, as their interests may appear, rental value insurance covering risk of loss due to the occurrence of any of the hazards described in Section 12.02, in an amount not less than the annual Base Rent, plus the estimated annual taxes and assessments described in Section 8.01 hereof and the annual premiums for the insurance described in this Article 12 (other than the builder's risk insurance described in Section 12.03).

         12.05. Other Insurance Tenant shall keep and maintain such other insurance on the Landlord and Tenant Improvements, and in such amounts as may from time to time be agreed upon by Landlord and Tenant against other insurable hazards which, at the time, are commonly insured against in the case of properties similarly situated, due regard being given to the type of the

Landlord and Tenant Improvements, their construction, location, use and occupancy.

         12.06. Named Insureds; Settlement of Claims. Any policies of insurance of the character described in Sections 12.02, 12.03 and 12.05 shall expressly provide that any losses thereunder shall be adjusted with and approved by Landlord, Tenant, and any Fee Mortgagee, as their interests may appear. All such insurance shall be carried in the name of Landlord, Tenant, and all Fee Mortgagees, as their interests may appear. Subject to the rights of all Fee Mortgagees, any loss thereunder shall be paid to Landlord, for application by Landlord to restoration and repair of the Landlord and Tenant Improvements.

         12.07. Notice of Cancellation or Surrender. Each policy of insurance required to be carried and maintained by Tenant or its contractors under this
Article 12 shall provide that it cannot be cancelled or surrendered unless Landlord and each Fee Mortgagee have been given actual notice of such proposed cancellation or surrender at least thirty (30) days prior to such cancellation or surrender.

         12.08. Evidence of Insurance. Originals, duplicate originals, or certificates of each policy of insurance required to be carried and maintained by Tenant or its contractors under this Article 12, and renewal or other policies, as the case may be, or certificates thereof, shall be delivered by Tenant to Landlord and each Fee Mortgagee promptly upon request.

         12.09. Waiver of Subrogation. Landlord and Tenant hereby release each other and each other's employees, agents, customers and invitees from any and all liability for any loss, damage or injury to property occurring in, on or about or to the Premises, by reason of fire or other casualty which could be insured against under a standard fire and extended coverage insurance policy, regardless of cause, including the negligence of Landlord or Tenant and their employees, agents, customers and invitees; provided, however, this mutual release shall not apply to the willful misconduct of a party or anyone for whom such party is legally responsible. Because the provisions of this Section 12.09 preclude the assignment of any claim mentioned herein, by way of subrogation or otherwise, to an insurance company or any other person, each party to this Lease shall give to each insurance company which has issued to it one or more policies of fire and extended coverage insurance notice of the terms of the mutual releases contained in this Section 12.09, and have such insurance policies properly endorsed, if necessary, to prevent the invalidation of insurance coverages by reason of these mutual releases.

         12.10. Reimbursement of Additional Premiums. Landlord shall reimburse Tenant for any additional premiums paid by Tenant for liability insurance coverage in respect of the Non-Leased Parking Garage Area, as required by Sections 12.01 and 12.03 of this Lease Agreement. Such reimbursement shall be made within thirty (30) calendar days following receipt by Landlord of an invoice therefor from Tenant, showing the additional premiums charged for such coverage.

                                   ARTICLE 13

                Use; Maintenance, Operation and Repair; Surrender

         13.01. Use of Premises. Tenant shall use the Premises only as a first-class office building, and for no other purpose; provided, however, that retail uses consistent with institutional quality, first-class office buildings situated in predominantly office settings will also be permitted with Landlord's consent, which consent will not be unreasonably withheld or delayed. Landlord hereby indicates its consent, in advance, to Tenant's use of a portion of the Premises as a "Design and Sales Center" for Tenant's home construction business.

         13.02. Maintenance and Operation. (A) Tenant shall, at its sole cost and expense, cause the Premises and the Non-Leased Parking Garage Area to be operated, maintained and repaired in a first class manner and condition, in compliance with all present and future laws, codes, rules, orders, ordinances, regulations, statutes and requirements of any federal, state, county, or other governmental entity having jurisdiction. Tenant shall not use, or permit or suffer the use of, the Premises, or any part thereof, for any unlawful purpose or for any dangerous or noxious trade or business, or in violation of any occupancy permit issued in respect thereof. Tenant shall not commit, suffer or permit waste in or to the Premises or Non-Leased Parking Garage Area. If Tenant elects to employ a property manager to operate and maintain the Premises and Non-Leased Parking Garage Area, such manager must first be approved by Landlord, which approval will not be unreasonably withheld or delayed.

         (B) The REA obligates the owner of the Land to reimburse the Contracting Agent (as such term is defined in the REA) for one-half of all costs incurred for the repair and maintenance of the Common Accessway and Portico (as such terms are defined in the REA). During the term of this Lease, Tenant shall assume and be responsible for such reimbursement obligations.

         (C) Section 3.3 of the Parking Agreement provides that certain categories of maintenance of the Parking Garage will be performed by the Operator (as such term is defined in the Parking Agreement), and the performance of such maintenance by the Operator, in accordance with the provisions of the Parking Agreement, shall satisfy Tenant's maintenance obligations in respect of the Non-Leased Parking Garage Area and the portion of the Parking Garage included in the Premises. If other maintenance or repair work of the nature contemplated by Section 3.4 of the Parking Agreement (i.e., work not required to be performed by the Operator under the Parking Agreement) is necessary in respect of the Non-Leased Parking Garage Area, such work shall be performed by Tenant as is provided in Section 13.02(A), but Landlord shall reimburse Tenant for the costs of any such work. Such reimbursement shall be made within thirty
(30) calendar days following receipt by Landlord of an invoice therefor from Tenant, showing, in reasonable detail, the charges incurred for such work.

         13.03. Casualty Repairs.

         (A) In the event the Landlord or Tenant Improvements are damaged or destroyed, then so long as the full cost of repairing such damage or destruction is covered by insurance policies carried by Tenant (except for deductible amounts, which shall, in all cases, be paid by Tenant), Landlord shall repair and restore the Landlord and Tenant Improvements (but not any of Tenant's Fixtures, furnishings or equipment, for which Tenant may submit a separate claim to the insurer) to their condition existing prior to said damage or destruction, and this Lease Agreement shall continue in full force and effect. Any damage or destruction of the type described above is referred to herein as an "Insured Loss." The proceeds of insurance shall be delivered to Landlord and shall be used to pay the cost and expense of repairing and rebuilding the Landlord and Tenant Improvements. If the cost of repairing any damage or destruction to the Landlord and Tenant Improvements is not covered by insurance due solely to Tenant's failure to obtain and maintain in effect the policies of insurance which Tenant is required to maintain pursuant to Section 12.02 of this Lease Agreement, then such damage and destruction shall be treated in the same manner as an Insured Loss pursuant to this Section 13.03(A), but Tenant shall be required to pay to Landlord the full amount of any costs of repairing such damage or destruction which would have been covered by insurance had Tenant maintained the required insurance, and Tenant shall be required to pay to Landlord the full amount of any deductible amounts which Tenant would have been required to pay pursuant to the terms of this Lease Agreement had Tenant maintained the required insurance.

         (B) In the event the Landlord Improvements or Tenant Improvements are damaged or destroyed, and, for reasons other than Tenant's failure to maintain in effect the insurance which Tenant is required to maintain pursuant to Section
12.02 of this Lease Agreement, the cost of repairing such damage or destruction is not covered by insurance policies carried by Tenant (an "Uninsured Loss"), then so long as the cost of repairing such damage or destruction does not exceed the "Cap Amount" (as defined below), Landlord shall repair and restore the Landlord and Tenant Improvements (but not any of Tenant's Fixtures, furnishings or equipment) to its condition existing prior to said damage or destruction, and this Lease Agreement shall continue in full force and effect. As used herein, the term "Cap Amount" shall mean the amount of Fifty Thousand Dollars ($50,000.00). In the event of an Uninsured Loss having a repair cost which is equal to or less than the Cap Amount, Landlord and Tenant shall each contribute one-half of the repair cost of such Uninsured Loss (up to a maximum contribution amount of Twenty-Five Thousand Dollars ($25,000.00) each for Landlord and Tenant). If the repair cost of such Uninsured Loss exceeds the Cap Amount, Landlord and Tenant shall each have the right to terminate this Lease Agreement upon thirty (30) days' written notice to the other. However, if a party has elected to terminate this Lease Agreement pursuant to this Section 13.03(B), the other party may prevent termination of this Lease Agreement, pursuant to this
Section 13.03(B), by paying (in addition to any other amounts to be paid by such party pursuant to this Section 13.03(B)) the amount by which the cost of repairing such Uninsured Loss exceeds the Cap Amount.

         (C) Upon the occurrence of any damage or destruction to the Landlord or Tenant Improvements, Landlord shall, within thirty (30) days following the date Landlord receives notice from Tenant of the occurrence of such damage or destruction, provide to Tenant a written notice of Landlord's reasonable and good faith estimate of the time required to complete the repair and restoration of the Landlord and/or Tenant Improvements ("Landlord's Time Estimate"). Landlord's Time Estimate shall be supported by a certification letter addressed to both Landlord and Tenant, from a properly licensed and qualified general contractor selected by Landlord and approved by Tenant, such approval not to be unreasonably withheld or delayed, stating the opinion of such contractor as to the number of days following the issuance of the necessary building permits necessary to complete the repair and restoration of the Landlord and/or Tenant Improvements. If Landlord reasonably estimates that such repair and restoration will take more than two hundred ten (210) days to complete (measured from the date of issuance of necessary building permits for the repair and restoration work), Tenant may elect to terminate this Lease Agreement upon written notice to Landlord, which notice shall be given, if at all, within twenty (20) days following Tenant's receipt of Landlord's Time Estimate. Once such notice has been delivered, the twenty- (20-) day response period has expired, and the repair and restoration work has commenced, Tenant shall not have the right to terminate this Lease Agreement as a result of the occurrence of such damage or destruction, regardless of the actual time necessary to complete such repair and restoration work, but Landlord agrees that it shall use diligent efforts to complete the restoration work in a timely manner. If this Lease Agreement is terminated by Tenant pursuant to this Section 13.03(C), Tenant shall pay to Landlord one (but not more than one) of the following amounts: (a) the deductible amount payable by Tenant in the event of an Insured Loss, if the damage and destruction results from an Insured Loss; or (b) Tenant's portion of the Cap Amount, if the damage and destruction results from an Uninsured Loss. If the reconstruction of the Landlord and/or Tenant Improvements is delayed beyond the date established for completion of repair and restoration work, as provided in the general contract between Landlord and the general contractor selected by Landlord to perform such repair and restoration work (the "General Contractor"), and if Tenant actually suffers damages as a result of such delay, then so long as Landlord continues to receive the proceeds of rent abatement insurance during the period of such delay, Landlord shall assign to Tenant (to the extent of any damages actually suffered by Tenant as a result of such delay) any liquidated damages or other damages payable by the general contractor pursuant to the terms of its general contract, as a result of such delay. To the extent Landlord does not receive sufficient rent abatement insurance proceeds to fully compensate Landlord for any abatement of rent under this Lease Agreement, Landlord shall have a first priority claim to any such liquidated damages or other damages payable by the General Contractor.

         (D) The Base Rent, taxes and assessments, insurance premiums, and other charges payable by Tenant hereunder shall abate, in the proportion that the part of the Premises rendered unusable to Tenant bears to the whole thereof, from the date of the damage or destruction through the time required by Landlord to repair and rebuild the Landlord and/or Tenant Improvements, but only to the extent to which Landlord receives, or is ultimately entitled to receive, reimbursement for such abatement pursuant to the rental value insurance maintained under

Section 12.04 of this Lease Agreement, it being the intention of the parties that Landlord shall always receive the Base Rent and Tenant shall always pay the taxes and assessments, insurance premiums, and other charges payable under this Lease Agreement, either directly or through an insurance carrier.

         (E) If the Landlord or Tenant Improvements are damaged or destroyed, either partially or totally, during the last year of the Lease Term, Landlord or Tenant may, at such party's option, cancel and terminate this Lease Agreement as of the date of occurrence of such damage, by giving written notice to the other party of the electing party's election to do so within thirty (30) days after the date of occurrence of such damage. Notwithstanding the foregoing, if Tenant has, at the time of the occurrence of such damage or destruction, already exercised an option to extend the Lease Term (but the Renewal Term has not yet commenced), then if Tenant reaffirms its exercise of such option within twenty
(20) days after the occurrence of such damage or destruction, Landlord shall not have the right to terminate this Lease Agreement pursuant to this Section 13.03(E), and the other applicable provisions of this Article 13 shall govern the repair and restoration of the Landlord and Tenant Improvements or the termination of this Lease Agreement (as the case may be).

         13.04. Surrender. Subject to the provisions of Article 15 of this Lease Agreement, upon the exercise by Landlord of its right to obtain possession of the Premises upon the occurrence of an Event of Default hereunder, or upon the expiration or sooner termination of this Lease Agreement, Tenant will surrender the Premises to Landlord, with all improvements, parts and surfaces thereof clean and free of debris and in good operating order, condition and state of repair, ordinary wear and tear excepted. "Ordinary wear and tear" shall not include any damage or deterioration that would have been prevented by good maintenance practice or by Tenant performing all of its obligations under this Lease Agreement. In connection with such surrender, Tenant shall execute and deliver to Landlord such deeds, bills of sale, assignments and/or other instruments of conveyance and/or transfer as Landlord may reasonably request to evidence, confirm and effect the surrender to Landlord of the Premises.

         13.05. Determination of First Class. The determination of "first class," wherever required by this Lease Agreement, shall take into consideration the age of the Landlord and Tenant Improvements.

                                   ARTICLE 14

                      Alterations and Improvements; Signage

         14.01. Alterations, Improvements. Following the completion of the Tenant Improvements, Tenant shall not be entitled to make any alterations, improvements or additions to the Premises, unless and until it has received Landlord's approval thereof, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Tenant shall be entitled to make alterations, improvements or additions to the interior of the Premises without the necessity of obtaining Landlord's prior approval, so long as such improvements, alterations or additions (a) do not affect the structural integrity of the Premises; (b) do not in any way diminish the value of the Premises; or (c) are not visible from the exterior of the Premises. All such alterations, improvements or additions (whether interior or otherwise) shall be accomplished (i) at Tenant's sole cost and expense, and (ii) in compliance with the provisions of Article 4 of this Lease Agreement, pertaining to the construction of the Tenant Improvements, as though the making of such alterations, improvements and additions were the construction of the Tenant Improvements; provided that Landlord shall have no obligation to fund any such alterations, improvements or additions. All such alterations, improvements and additions shall (automatically and without further act by any party) become a part of the Premises.

         14.02. Signage. Tenant may, at its own risk and expense, erect and maintain signage on the Premises; provided that (a) the location of any exterior signs must be agreed upon by both Landlord and Tenant; (b) the kind, size, amount and content of any such exterior signs shall have first been approved by Landlord, which approval Landlord shall not unreasonably delay or refuse to give, but in which approval process it shall be deemed reasonable for Landlord to give due consideration to the signage criteria and objectives established by Limrea Properties Limited Partnership for the Oval Office Park; and (c) any such signs shall be in compliance with local, state and federal laws, ordinances and regulations.

                                   ARTICLE 15

                                  Condemnation

         15.01. Total Condemnation. If all of the Premises are taken by any condemning authority under the power of eminent domain or otherwise, or by any purchase or other acquisition in lieu of eminent domain or otherwise (a "Total Take"), this Lease Agreement and the Lease Term shall terminate as of the date when possession of the Premises is required by the condemning authority, and all Base Rent and other sums required to be paid by Tenant hereunder shall be apportioned and paid to the date of such taking.

         15.02. Partial Condemnation.

         (A) In the event a "substantial portion of the Premises" [as defined in
Section 15.02 (D) below] is taken or condemned by any condemning authority, Landlord shall immediately send written notice thereof to Tenant and Tenant shall have the right: (i) to terminate this Lease Agreement as of the date of the taking of possession by the condemning authority, in which event the Base Rent and all other charges shall be apportioned and paid to the date of the taking, or (ii) to continue this Lease Agreement in full force and effect, with a reduced Base Rent commensurate with the reduced area and/or reduced utility of the Premises, in lieu of the amount of Base Rent hereinbefore provided, which reduced Base Rent will become effective upon the date of such taking. Tenant shall elect between these rights and give notice to Landlord of its election within thirty (30) days after receipt from Landlord of (a) the aforesaid notice, and (b) plans setting forth the details of Landlord's proposed restoration of the Premises.

         (B) If Tenant does not elect to terminate this Lease Agreement as set forth in Section 15.02 (A), then the award or payment for the taking shall be paid to and used by Landlord to restore, with reasonable dispatch, the portion of the Premises remaining, after the taking, to substantially the same condition and tenantability as existed immediately preceding the taking.

         (C) If Landlord does not commence, within sixty (60) days after receipt of the award, and with reasonable dispatch continue, to restore the portion of the Premises as provided in Section 15.02 (B) (subject to the provisions of Article 24 hereof), Tenant shall have the right, upon giving notice to Landlord, in addition to other rights provided herein, to (i) restore the Premises, at Landlord's sole cost and expense, or (ii) terminate this Lease Agreement, on written notice to Landlord, and all Base Rent and all other charges shall be apportioned and paid to the date of such notice. If Tenant elects to restore, Landlord shall promptly pay to Tenant any award or payment made as to the taking of the Premises.

         (D) A "substantial portion of the Premises" shall be deemed to have been condemned if such condemnation results in any of the following: (i) any reduction in Tenant's "minimum parking requirement," and Landlord shall not promptly add additional parking (by the addition of immediately contiguous land, or otherwise in a manner reasonably acceptable to Tenant) to meet Tenant's "minimum parking requirement"; (ii) loss of direct access from the Premises to any adjacent public street or highway (and a substitute means of access reasonably satisfactory to Tenant is not immediately provided); or (iii) loss of a portion of the Landlord or Tenant Improvements, the absence of which would have a substantial, adverse impact on Tenant's business conducted on or from the Premises. As used herein, Tenant's "minimum parking requirement" shall mean the minimum number of surface parking spaces that will satisfy all applicable legal requirements, and 20 parking spaces in the Parking Garage.

         (E) Termination of this Lease Agreement because of condemnation shall be without prejudice to the rights of either Landlord or Tenant to recover from the condemning authority compensation and damages for the injury and loss sustained by them as a result of the taking. Landlord shall have the right to recover from the condemning authority compensation and damages for the injury and loss sustained by Landlord as a result of the taking of the Premises, including the Land, the Landlord Improvements, and the Tenant Improvements that were paid for with funds provided by Landlord pursuant to Section 4.08 hereof. Tenant shall have the right to make an independent claim against the condemning authority for the unamortized value of the Tenant Improvements funded by Tenant, in excess of the funds provided by Landlord pursuant to Section 4.08 hereof, and the value of Tenant's trade fixtures, furniture and personal property, interruption or dislocation of business in the Premises, loss of good will, and for moving and remodeling expenses.

                                   ARTICLE 16

                            Assignment and Subletting

         16.01. Assignment. Tenant acknowledges that Landlord's ability to finance the construction of the Landlord and Tenant Improvements is in large part dependent upon this Lease Agreement and the financial strength of Tenant. Accordingly, Tenant shall not assign this Lease Agreement or its rights in or to the Premises, or permit the assumption of all or any part of the obligations of Tenant under this Lease Agreement, without the prior written consent of Landlord, which consent Landlord shall not unreasonably withhold or delay. Notwithstanding any such consent, Tenant will remain jointly and severally liable (along with the approved assignee), and Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant and/or any assignee without being required to proceed in any way against the other.

         For purposes of this Section 16.01, an assignment shall mean the sale, conveyance, transfer or assignment of this Lease Agreement by Tenant, or the assumption of Tenant's obligations hereunder, to or by any Persons.

         16.02. Subletting.

         (A) Tenant may sublease all or any part of the Premises to Affiliates of Tenant, without the necessity of obtaining Landlord's consent thereto (with any such sublease being herein called an "Affiliate Sublease"); provided that
(i) no such subletting shall release or relieve Tenant from any of its obligations under this Lease Agreement; (ii) all Affiliate Subleases of all or any part of the Premises shall be and be deemed, at all times, to be subject and subordinate to the terms and conditions of this Lease Agreement; and (iii) Tenant shall have furnished to Landlord a copy of the Affiliate Sublease.

         (B) Except for Affiliate Subleases, Tenant shall not sublease all or any part of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. For purposes of this Lease Agreement, a "sublease" shall include subleases, licenses, concessions, and all other possessory arrangements entered into by Tenant in respect of the Premises.

         (C) If Landlord consents to a sublease (herein called an "Approved Sublease"), the following provisions shall apply: (i) the Approved Sublease must contain the following provision:

         "Tenant understands that the landlord herein is the lessee under an underlying lease of the land and building of which the premises form a part and that this lease is subject and subordinate to such underlying lease and any extensions or modifications thereof. Tenant covenants and agrees that if, by reason of any default upon the part of the landlord herein as lessee under such underlying lease, the underlying lease is terminated by summary proceedings, voluntary agreement or as otherwise permitted or required by law, the tenant herein will attorn to and recognize the lessor under such underlying lease as tenant's landlord under this lease. Tenant further agrees to execute and deliver at any time upon request of the lessor under the underlying lease or of any person, firm, or corporation which shall succeed to the interest of such lessor an instrument to evidence such attornment. Tenant waives the provisions of any law now or hereafter in effect or any other provision of this lease which may give tenant any right of election to terminate this lease or to surrender possession of the premises."

(ii) no such subletting shall release or relieve Tenant from any of its obligations under this Lease Agreement; and (iii) if the space included within the Approved Sublease, when added to the space included within all other existing Approved Subleases, exceeds 20,000 square feet, then, as to any sublet space that exceeds the aggregate threshhold of 20,000 square feet, Tenant shall pay to Landlord a sum equal to seventy-five percent (75%) of (a) any rent or other consideration paid to Tenant by the subtenant which (after deducting the costs of Tenant, if any, in effecting the subletting, including reasonable alteration costs, commissions and legal fees, and an amount up to the aggregate of two months' fixed rent payable under the sublease, provided the sublease shall contain a specific statement that such sum is given as free rent in lieu of Tenant's obligation to perform alterations or other work preparatory to such subtenant's occupancy of the subleased premises, with the amount of such deductions being amortized over the term of the Approved Sublease) is in excess of the Base Rent and other charges allocable to the subleased space which is then being paid by Tenant to Landlord pursuant to the terms hereof; and (b) any other profit or gain (after deducting any necessary expenses incurred, again with such deduction being amortized over the term of the Approved Sublease) realized by Tenant from any such subletting, including an amount of free rent in lieu of construction, to the extent specified in clause (a) above. All sums payable hereunder by Tenant shall be payable to Landlord as additional rent, upon receipt thereof by Tenant.

                                   ARTICLE 17

                     Conveyance or Encumbrancing by Landlord

         17.01. Conveyances. Landlord shall have the unrestricted right to sell, assign, convey or transfer to any Persons all or any part of its right, title or interest in or to the Premises; subject, however, to this Lease Agreement. In the event of a sale or transfer of the Premises, the "landlord" named herein, or, in the case of a subsequent transfer, the transferor, shall, after the date of such transfer, be automatically released from all further liability for the performance or observance of any term, condition, covenant or obligation required to be performed or observed by Landlord hereunder; and the transferee shall be deemed to have assumed all of such terms, conditions, covenants and obligations, it being intended hereby that such terms, conditions, covenants and obligations shall be binding upon Landlord, its successors and assigns, only during and in respect of their successive periods of ownership during the Lease Term.

         17.02. Encumbrancing. Landlord shall have the unrestricted right to mortgage to any Persons all or any part of its right, title or interest in or to the Premises (with any such mortgage being herein called a "Fee Mortgage"), provided that, at Landlord's option, either: (i) so long as Tenant shall perform its obligations hereunder, this Lease Agreement, and any and all rights of Tenant hereunder, shall be deemed prior to any such Fee Mortgage, without regard to the respective dates of execution, delivery and recordation thereof, and without the necessity of any further instrument or act on the part of Landlord or Tenant, with the holder of any such Fee Mortgage (herein called a "Fee Mortgagee") to have those rights which would have accrued to it if this Lease Agreement had been executed, delivered and recorded prior to the execution, delivery and recordation of such Fee Mortgage, or (ii) Landlord and any such Fee Mortgagee shall execute an instrument (in a form recordable under the laws of the State of Ohio) to confirm that if, by disposition, foreclosure, or otherwise, such Fee Mortgagee or any successor thereto, or any purchaser at a foreclosure or similar sale, shall come into possession of or become the owner of the Premises, such person will not disturb the possession, use or enjoyment of the Premises by Tenant, or disaffirm this Lease Agreement, so long as Tenant shall perform its obligations under this Lease Agreement.

         17.03. Attornment. Subject to the provisions of Section 17.02(ii), Tenant shall, at the request of any Fee Mortgagee upon acquisition of title to the Premises, attorn to any such Fee Mortgagee as the Landlord under the terms and conditions of this Lease Agreement.

         17.04. Notice and Cure Rights. If Tenant shall serve Landlord with any notice claiming a default or breach of this Lease Agreement by Landlord, Tenant shall serve a duplicate of said notice upon each Fee Mortgagee, provided that Tenant has received the name and address of such Fee Mortgagees. The Fee Mortgagees shall be permitted to correct or remedy the breach or default complained of, within a reasonable time after the expiration of Landlord's time to do so and with the same effect as if Landlord itself had done so.

         Landlord shall endeavor to have included within each Fee Mortgage a provision which (i) shall require the Fee Mortgagee to deliver to Tenant a duplicate copy of any notice of default which such Fee Mortgagee delivers to Landlord under the Fee Mortgage, and (ii) will afford Tenant the right to cure such default, on the part of Landlord, within a reasonable time after the expiration of Landlord's time to do so and with the same affect as if Landlord itself had done so.

                                   ARTICLE 18

                              Default; Termination

         18.01. Default by Tenant. Tenant shall create, and there shall exist, an event of default (herein called an "Event of Default") under this Lease Agreement if:

         (A) Tenant shall fail to pay any installment of Base Rent or other amounts required to be paid or expended by it under the provisions of this Lease Agreement, including, but not limited to, taxes, insurance premiums and/or costs of indemnity required to be paid by Tenant, when the same shall become due for payment and if such default shall remain uncured for more than ten (10) consecutive business days after notice of such default shall have been given to Tenant by Landlord; or

         (B) Tenant shall fail to perform or comply with any non-monetary obligation of Tenant under this Lease Agreement, and if Tenant shall not commence the correction of such default within thirty (30) days after notice of such default from Landlord and shall not proceed with due diligence to complete such correction within a reasonable time; or

         (C) Tenant shall make a general assignment for the benefit of creditors, or if Tenant's interest in the Premises is sold upon execution or other legal process; or

         (D) Tenant shall suffer a receiver to be appointed in any action or proceeding by or against Tenant, and such appointment is not stayed or discharged within sixty (60) days after the commencement thereof, or if Tenant is a debtor in any insolvency proceeding conducted pursuant to the laws of any state or of a political subdivision of any state and such proceeding is not stayed or discharged within sixty (60) days after the commencement thereof, or if Tenant shall be or become, either voluntarily or involuntarily, a debtor in any case commenced under the provisions of the U.S. Bankruptcy Code, as amended, and such case is not stayed or discharged within sixty (60) days after the commencement thereof.

         18.02. Rights of Landlord upon Tenant's Default. In the event that Tenant shall create or suffer an Event of Default under this Lease Agreement, in addition to the other rights and remedies available to Landlord hereunder, in equity or at law, Landlord shall have the right, by giving an Election Notice as prescribed in Section 18.03 hereof, to elect:

         (A) Without cancelling or terminating this Lease Agreement or the Lease Term, to repossess the Premises, and to possess the Premises and the Fixtures and each and every part thereof and to expel Tenant therefrom. Neither such termination of the right of Tenant to occupy the Premises, nor such repossession and possession by Landlord, shall relieve Tenant from its obligations to pay Base Rent and all other amounts payable by Tenant under the terms of this Lease Agreement, and/or to perform and observe all of the obligations of Tenant under this Lease Agreement; and/or

         (B) To cancel and terminate this Lease Agreement and the Lease Term at any time (including any time after Landlord has terminated the right of Tenant to possession only of the Premises and of the Fixtures, as provided in subsection 18.02(A) of this Lease Agreement), and to collect from Tenant, without demand therefor, any and all amounts of Base Rent and all other amounts payable by Tenant under the terms of this Lease Agreement and accruing through the date of such termination.

         18.03. Election Notice. Landlord may elect to exercise the rights afforded to it under Section 18.02 of this Lease Agreement only by giving written notice of such election (each an "Election Notice"), in addition to any notice provided for under Section 18.01 of this Lease Agreement, to Tenant.

                                   ARTICLE 19

                     Plenary Right To Cure Certain Defaults

         19.01. Default By Tenant Under This Lease Agreement. If Tenant shall create or suffer an Event of Default under this Lease Agreement, Landlord may (but shall not be required to) cure such default on behalf of Tenant (without thereby waiving any of the rights otherwise afforded to Landlord under Article 18 of this Lease Agreement by reason of such default), and the amount of the reasonable cost to Landlord of curing any such default shall be paid by Tenant to Landlord on demand, together with interest thereon at a per annum rate equal to the "prime rate" of Bank One, Columbus, NA (as such rate is announced or disclosed from time to time), plus one (1) percentage point (the "Default Rate"), or at the maximum rate of interest permitted by law if less than the Default Rate, from the date or dates of payment thereof by Landlord.

         19.02. Default By Tenant Under Subleases. Tenant shall include, in each Affiliate Sublease and Approved Sublease of all or any portion of the Premises, a provision which states that if Tenant shall default in its obligations as lessor under the sublease, the subtenant shall notify Landlord of such default at the same time it notifies Tenant, and shall permit Landlord to correct or remedy the default within a reasonable time after the expiration of Tenant's time to do so and with the same effect as if Tenant itself had done so; provided, however, that the existence of such provision shall in no way obligate Landlord to correct or remedy such default.

         19.03. Default by Subtenant Under Sublease. Tenant shall include, in each Affiliate Sublease and Approved Sublease of all or any portion of the Premises, a provision which states that if the subtenant shall default in its obligations under the sublease, Tenant shall notify Landlord of such default at the same time it notifies the subtenant, and shall permit Landlord to correct or remedy the default within a reasonable time after the expiration of the subtenant's time to do so and with the same effect as if the subtenant itself had done so; provided, however, that the existence of such provision shall in no way obligate Landlord to correct or remedy such default.

                                   ARTICLE 20

                         Quiet Enjoyment; Title Matters

         20.01. Quiet Enjoyment. Landlord covenants with and warrants and represents to Tenant that, so long as Tenant is not in default hereunder, Tenant shall, at all times during the Lease Term, peaceably and quietly have, hold, occupy and enjoy the Premises, without hindrance or molestation by Landlord or by any person claiming rights through Landlord in respect of the Premises, other than rights created by Tenant.

         20.02. Warranties of Title. Landlord covenants with and warrants and represents to Tenant that Landlord now owns good and merchantable fee simple title to the Premises, free and clear from all defects, liens, encumbrances and easements, except for the matters which are set forth on Annex 4, attached hereto (the "Permitted Encumbrances"). The Permitted Encumbrances include (or may include) a Declaration of Protective Covenants (the "Declaration") which, among other things, establishes a comprehensive set of development, construction and use restrictions and create an owner's association which will maintain the common areas of the real estate subject to the Declaration, and, in order to pay for the same, will charge assessments to the members of the owner's association, including Landlord and Tenant as owners of the fee simple and leasehold estates in the Land. If the Declaration has not been filed of record on the Effective Date hereof, Tenant agrees to subordinate its leasehold estate in the Premises to the Declaration, in a document recordable under the laws of the State of Ohio; provided, however, that any such subordination documentation shall specifically provide that so long as Tenant has complied with the provisions of Article 4 of this Lease Agreement, the development and construction of the Tenant Improvements, and the use of the Premises as a first-class office building shall be deemed not to have violated any of the requirements established by the Declaration.

                                   ARTICLE 21

                                   Inspection

         Landlord and its duly authorized representatives may enter the Premises at all reasonable times, upon at least twenty-four (24) hours' prior written notice to Tenant, to view and inspect the Premises and to inspect all repairs, additions and alterations or to perform any work which may be necessary by reason of Tenant's default under the terms of this Lease Agreement; provided that any such inspections shall not unreasonably interfere with the activities of Tenant or its agents or contractors in or on the Premises, nor cause or result in any damage to the Premises.

                                   ARTICLE 22

                              Notices and Payments

         22.01. Notices. Any notice or other communication required or permitted to be given to a party under this Lease Agreement shall be in writing and shall be given by one of the following methods to such party, at the address set forth at the end of this Section 22.01: (i) it may be sent by registered or certified United States (U.S.) mail, return receipt requested and postage prepaid, or (ii) it may be sent by ordinary U.S. mail or delivered in person or by courier, telecopier, telex, telegram, interconnected computers, or any other means for transmitting a written communication. Any such notice shall be deemed to have been given as follows: (i) when sent by registered or certified U.S. mail, as of the second business day after it was mailed, and (ii) when sent or delivered by any other means, upon receipt, with written confirmation thereof. Either party may change its address for notice by giving written notice thereof to the other party. The address of each party for notice initially is as follows:

         Landlord                              Tenant

         Northeast Office                      Until the Rent
           Venture, Limited                    Commencement Date:
           Liability Company
         c/o The Georgetown Company            M/I Schottenstein
         667 Madison Avenue                      Homes, Inc.
         23rd Floor                            41 South High Street
         New York, New York  10021             Columbus, Ohio  43215
         Attn:  Edgar A. Lampert, Esq.         Attn:  President

                                               With a duplicate copy
                                               similarly addressed and
                                               directed to the attention
                                               of:  General Counsel.

                                               After the Rent Commencement
                                               Date, Notices shall be sent
                                               to Tenant at the Premises
                                               address, Attn:  President,
                                               with a duplicate copy directed
                                               to the attention of:  General
                                               Counsel.

         22.02. Place of Payment; No Setoff. All rent and other payments required to be made by Tenant to Landlord shall be delivered or mailed to Landlord at the address specified in Section 22.01 hereof, or any other address Landlord may specify from time to time by written notice given to Tenant, without notice or demand and without abatement, deduction or setoff of any amount whatsoever.

                                   ARTICLE 23

                              Compliance with Laws

         23.01. General Compliance. At all times during the Lease Term, Tenant shall, in respect of this Lease Agreement and its use and occupancy of the Premises, comply with all applicable federal, state and local laws, codes, ordinances, rules and regulations, and any other applicable requirements.

         23.02. Incorporation of Provisions of Law. Each and every provision required by applicable federal, state or local laws, codes, ordinances, rules and regulations to be included in this Lease Agreement shall be deemed to be incorporated herein by reference and included in this Lease Agreement, and this Lease Agreement shall be read, construed and enforced as though each such provision were set forth herein and if, through mistake, inadvertence or otherwise, any such provision or clause is not included herein or is incorrectly set forth herein, this Lease Agreement shall nevertheless be read, construed and enforced as though such provision were correctly set forth herein.

                                   ARTICLE 24

                                  Force Majeure

         The time periods by which the Landlord and/or Tenant are required to perform their obligations under this Lease Agreement shall be extended by the period of any delays arising by reason of excused causes. Excused causes include, without limiting the generality of the foregoing, war, nuclear disaster, insurrection, strikes or other labor disputes, unavailability of materials, riot, rationing, civil disobedience, fire, flood, hurricane, earthquake, any act of God and acts, actions, failures to act, and proceedings or regulations of any governmental authority (whether legislative, executive, administrative or judicial). Excused causes shall not include (i) causes which result from a substantial fault or negligence of a party, or (ii) the lack of sufficient funds.

                                   ARTICLE 25

                                   Arbitration

         Whenever in this Lease Agreement it is provided that a dispute shall be determined by arbitration, the arbitration shall be conducted as provided in this Article 25. The party desiring such arbitration shall give written notice to that effect to the other, specifying the dispute to be arbitrated and the name and address of the person designated to act as the arbitrator on its behalf. Within ten days after said notice is given, the other party shall give written notice to the first party, specifying the name and address of the person designated to act as arbitrator on its behalf. If the second party fails to notify the first party of the appointment of its arbitrator, as aforesaid, by the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator. The arbitrators so chosen shall meet within ten days after the second arbitrator is appointed and within 20 days thereafter shall decide the dispute. If within said period they cannot agree upon their decision, they shall appoint a third arbitrator, and if they cannot agree upon said appointment, the third arbitrator shall be appointed upon their application or upon the application of either party by the Administrative Judge of the Franklin County, Ohio Common Pleas Court. The three arbitrators shall meet and decide the dispute. A decision in which two of the three arbitrators concur shall be binding and conclusive upon the parties. In designating arbitrators and in deciding the dispute, the arbitrators shall act in accordance with the Commercial Arbitration Rules then in force of the American Arbitration Association; subject, however, to such limitations as may be placed upon them by the provisions of this Lease Agreement. The obligation of Landlord and Tenant to submit a dispute to arbitration is limited to disputes arising under those Articles or Sections of this Lease Agreement which specifically provide for arbitration.

                                   ARTICLE 26

                            Miscellaneous Provisions

         26.01. Brokers, Finders and Others. Landlord and Tenant each warrant and represent to the other that it has had no compensable dealings, negotiations, agreements, consultations or other transactions with any broker, finder, or other intermediary in respect of the Premises or this Lease Agreement, and that no person is entitled to any brokerage fee, commission, or other payment in respect of this Lease Agreement, the transactions contemplated thereby and/or the Premises, arising from agreements, arrangements or undertakings made or effected by it with any third Persons.

         26.02. Memorandum of Lease. Landlord and Tenant shall, upon request by the other, execute and deliver a memorandum of lease or similar instrument reflecting such of the terms of this Lease Agreement as may be acceptable to the parties, which instrument shall be in a form recordable under the laws, regulations and customs of the State of Ohio and its political subdivisions, and which instrument shall be recorded in appropriate public offices.

         26.03. Estoppel Certificates. Each party shall, within ten (10) days after written request from the other party, from time to time and at any time, complete, execute, acknowledge and deliver to the requesting party a written instrument, in a form prepared and presented by the requesting party and acceptable to the other party, certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modifications, that it is in full force and effect as modified and stating the modifications), and the dates to which Base Rent and other charges have been paid in advance, if any, and stating whether or not, to the knowledge of such party, the requesting party is in default in the performance of any obligation of such requesting party under this Lease Agreement, and, if so, specifying each such default of which such party has knowledge and certifying any other fact reasonably requested to be certified by the requesting party, it being intended that any such instrument may be delivered to and relied upon by any prospective purchaser of Landlord's interest in the Premises and any prospective assignee of Tenant's leasehold estate in the Premises, or any mortgagee or prospective mortgagee in respect thereof or any part thereof.

         26.04. Successors and Assigns. Except as otherwise specifically provided herein, this Lease Agreement shall inure to the benefit of and be binding upon the respective successors and assigns (including successive, as well as immediate, successors and assigns) of Landlord and of Tenant.

         26.05. Governing Law. This Lease Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         26.06. Remedies Cumulative. All rights and remedies of Landlord and of Tenant enumerated in this Lease Agreement shall be cumulative and, except as specifically contemplated otherwise by this Lease Agreement, none shall exclude any other right or remedy allowed at law or in equity, and said rights or remedies may be exercised and enforced concurrently. No waiver by Landlord or by Tenant of any covenant or condition of this Lease Agreement, to be kept or performed by any other party, shall constitute a waiver by the waiving party of any subsequent breach of such covenant or condition, or authorize the breach or nonobservance on any other occasion of the same or any other covenant or condition of this Lease Agreement.

         26.07. Duplicate Originals. This Lease Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

         26.08. Article and Section Captions. The Article and Section captions contained in this Lease Agreement are included only for convenience of reference and do not define, limit, explain or modify this Lease Agreement or its interpretation, construction or meaning, and are in no way to be construed as a part of this Lease Agreement.

         26.09. Severability. If any provision of this Lease Agreement or the application of any provision to any Person or any circumstance shall be determined to be invalid or unenforceable, then such determination shall not affect any other provision of this Lease Agreement or the application of said provision to any other Person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Landlord and of Tenant that if any provision of this Lease Agreement is susceptible of two or more constructions, one of which would render the provision valid and the other or others of which would render the provision invalid, then such provision shall have a meaning which renders it valid.

         26.10. Amendments in Writing; Annexes. No officer, employee, or other servant or agent of Landlord or of Tenant is authorized to make any representation, warranty, or other promise not contained in this Lease Agreement in respect of the subject matter hereof. No amendment, change, termination or attempted waiver of any of the provisions of this Lease Agreement shall be binding upon Landlord or Tenant, unless in writing and signed by the party affected. Each of the annexes, exhibits or instruments attached hereto are hereby expressly incorporated herein by this reference.

         26.11. No Third Party Beneficiaries. Except as otherwise expressly provided herein: (a) the provisions of this Lease Agreement are for the exclusive benefit of the parties hereto and are not for the benefit of any other Person, and (b) this Lease Agreement shall not be deemed to have conferred any rights, express or implied, upon any third Person.

         26.12. Hazardous Substances. Neither party shall cause or permit any Hazardous Substance (as hereinafter defined) to be used, stored, generated or disposed of on or in the

Premises, in violation of any applicable laws, without first obtaining the other party's written consent. If Hazardous Substances are used, stored, generated or disposed of on or in the Premises, or if the Premises become contaminated in any manner for which a party is legally liable, such party (the "indemnitor") shall indemnify and hold harmless the other party (the "indemnitee") from any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys' fees, consultant and expert fees) arising during or after the Lease Term, and arising as a result of that contamination by the indemnitor. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by a federal, state or local agency or political subdivision. Without limitation of the foregoing, if a party causes or permits the presence of any Hazardous Substance on or in the Premises and that results in contamination, such party shall promptly, at its sole expense, take any and all necessary actions to return the Premises to the condition existing prior to the presence of any such Hazardous Substance on or in the Premises. Such party shall first obtain the other party's approval for any such remedial action. As used herein, "Hazardous Substance" means any substance that is toxic, ignitable, reactive or corrosive and that is regulated by any local government, the State of Ohio, or the United States Government. "Hazardous Substance" includes any and all materials or substances that are defined as "hazardous waste," "extremely hazardous waste," or a "hazardous substance" pursuant to state, federal or local governmental law. "Hazardous Substance" includes, but is not restricted to, asbestos, polychlorinated byphenyls, petroleum, petroleum products, and petroleum wastes.

                                   ARTICLE 27

                                   Exculpation

         If Landlord shall fail to perform any covenant, term or condition of this Lease Agreement, upon Landlord's part to be performed, and if, as a consequence of such default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levied thereon against the right, title and interest of Landlord in the Premises and out of rents or other income from the Premises receivable by Landlord, or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord's right, title and interest in the Premises, subject, nevertheless, to the rights of any Fee Mortgagee, and neither Landlord nor any member in Landlord, nor any of the shareholders, directors or officers of any corporate member in Landlord, shall be liable for any deficiency.

                [The remainder of this page 46 has intentionally
                  been left blank. The signatures appear on the
                               following page 47.]

                  IN WITNESS WHEREOF, this Lease Agreement was executed on behalf of Landlord and Tenant by the duly authorized officials or officers thereof, to be effective as of the date first above written.

Signed and acknowledged                         LANDLORD:
in the presence of:

                                                Northeast Office Venture,
As to Landlord:                                   Limited Liability Company

                                                By:  The Georgetown Company,
                                                     Member and Manager


______________________________                  By:__________________________
     (witness signature)                           Edgar A. Lampert

                                                   Authorized Representative

______________________________
        (printed name)

and

______________________________
     (witness signature)

______________________________
        (printed name)

As to Tenant:                                   TENANT:

                                                M/I Schottenstein Homes, Inc.

______________________________                  By:___________________________
     (witness signature)                           Irving E. Schottenstein
                                                   President

______________________________
        (printed name)

and

______________________________
     (witness signature)

______________________________
        (printed name)

STATE OF OHIO
COUNTY OF FRANKLIN, SS:

         The foregoing instrument was acknowledged before me this _____ day of September, 1995, by Edgar A. Lampert, an Authorized Representative of The Georgetown Company, a New York general partnership and a member in Northeast Office Venture, Limited Liability Company, a Delaware limited liability company, on behalf of the partnership and limited liability company.

                                                  ------------------------------
                                                  Notary Public

STATE OF OHIO
COUNTY OF FRANKLIN, SS:

         The foregoing instrument was acknowledged before me this _____ day of September, 1995, by Irving E. Schottenstein, President of M/I Schottenstein Homes, Inc., an Ohio corporation, on behalf of the corporation.

                                                  ------------------------------
                                                  Notary Public

                                     ANNEX 1

                    Preliminary Estimate of Development Costs

                           [to be supplied by parties]

                                     ANNEX 2

                          Legal Description of the Land

                            [to be supplied by EMH&T]

                                     ANNEX 3

                           Sub-Grade Garage Floor Plan

                                [to be provided]

                                     ANNEX 3

                              Schedule of Base Rent


                                           Monthly Installments
Lease Years        Annual Base Rent            of Base Rent
-----------        ----------------            ------------

   1-5              $1,131,576.00                $ 94,298.00
   6-10             $1,217,693.00                $101,474.42
   11-15            $1,275,104.00                $106,258.67
   16-20            $1,303,810.00                $108,650.83


Note

         The above Schedule of Base Rent was calculated by multiplying the "agreed development costs" for the Premises (i.e., $11,482,255) by the decimal equivalent of the sum of (i) the "debt constant" on Landlord's permanent mortgage loan for the Premises (i.e., .09355), plus (ii) the additional interest factor set forth in the following table:

                  Lease Years          Additional Interest Factor
                  -----------          --------------------------

                     1-5                    .5% (50 basis pts.)
                     6-10                 1.25% (125 basis pts.)
                     11-15                1.75% (175 basis pts.)
                     16-20                2.00% (200 basis pts.)


         If Landlord either (i) closes its permanent mortgage loan on different terms than presently contemplated, or (ii) refinances its permanent mortgage loan at any time, or from time to time, in the future, and, as a result thereof, the debt constant on the permanent mortgage loan is less than .09355, the Base Rent shall be adjusted using the new debt constant in the foregoing formula.

                                     ANNEX 4

                          Permitted Title Encumbrances

         The following are the Permitted Encumbrances on title to the Premises being leased pursuant to the foregoing Lease Agreement (with all recording information being references to instruments recorded in the Recorder's Office, Franklin County, Ohio):

         1(a). Real estate taxes and assessments which are a lien on the Premises, but which are not, on the date of this Lease Agreement, due and payable.

         1(b). Zoning and building laws, ordinances and regulations, including building setback lines.

         2. The matters set forth in the Declaration of Covenants, Conditions and Restrictions for Easton recorded at Official Records Vol. _____, page _____.

         3. The matters set forth in the Development Agreement recorded at Official Records Vol. _____, page _____.

         4. The matters set forth in the Reciprocal Easement Agreement recorded at Official Records Vol. _____, page _____.

         5. The matters set forth in the Easement recorded at Miscellaneous Records Vol. 5, page 469.

         6. The matters set forth in the Easement recorded at Miscellaneous Records Vol. 2, page 545.

         7. The matters set forth in the Easement recorded at Miscellaneous Records Vol. 5, page 442.

         8. The matters set forth in the Easement recorded at Official Records Vol. 330, page E-09.

         9. The matters set forth in the Easement recorded at Official Records Vol. 29304, page I-13.